CUSIP No. 077264109                 13D/A                   Page 1 of 11

                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13D/A*
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (AMENDMENT No. 2)(1)

                               BEKEM METALS, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
             ------------------------------------------------------
                         (Title of Class of Securities))

                                    077264109
             ------------------------------------------------------
                                 (CUSIP NUMBER)

                                 Victoria Parry
                              Senior Legal Counsel
                                 GLG Partners LP
                                One Curzon Street
                                 London W1J 5HB
             ------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  April 3, 2007
             ------------------------------------------------------
            (Date of event which requires filing of this statement))

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------------------------------------------------------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise

CUSIP No. 077264109                 13D/A                   Page 2 of 11


subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 077264109                 13D/A                   Page 3 of 11


--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            GLG Emerging Markets Fund
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                       WC
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                   ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                 13D/A                   Page 4 of 11


     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            GLG Partners LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                       OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            England
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                 13D/A                   Page 5 of 11


     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            GLG Partners Limited
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                       OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            England
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                 13D/A                   Page 6 of 11


     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Noam Gottesman
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                       OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                 13D/A                   Page 7 of 11


     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Pierre Lagrange
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
                                       OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Belgium
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                 13D/A                   Page 8 of 11


     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Emmanuel Roman
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3) SEC USE ONLY

--------------------------------------------------------------------------------
     (4) SOURCE OF FUNDS **
                                       OO
--------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
--------------------------------------------------------------------------------
     (6)          CITIZENSHIP OR PLACE OF ORGANIZATION
                  France
--------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    21,000,000 shares of Common Stock

                    Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            21,000,000 shares of Common Stock

            Warrants to purchase 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            21.36%
--------------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 077264109                   13D/A                  Page 9 of 11


This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13D filed on July 10, 2006 and amended by Amendment No. 1, dated February 28, 2007 (as amended, the "Schedule 13D") with respect to shares of Common Stock, par value $0.001 per share ("Common Stock") of Bekem Metals, Inc., a Utah corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the original Schedule 13D. This Amendment supplements Item 6 as set forth below.



Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


On April 3, 2007, the January 7 Swaps were amended to have an exercise price of $2.28 and an expiration date of April 5, 2008.

CUSIP No. 077264109                 13D/A                   Page 10 of 11


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 6, 2007

GLG EMERGING MARKETS FUND
By: GLG Partners LP, its Investment Manager
By: GLG Partners Limited, its General Partner

GLG PARTNERS LP

By: /s/ Timothy Kuschill
    ---------------------------------
    Timothy Kuschill
    Legal Counsel of GLG Partners LP

By: GLG Partners Limited, its General Partner

GLG PARTNERS LIMITED


By: /s/ Emmanuel Roman
    ---------------------------------
    Emmanuel Roman
    Managing Director of GLG Partners Limited





NOAM GOTTESTMAN
PIERRE LAGRANGE
EMMANUEL ROMAN


By: /s/ Emmanuel Roman
    ---------------------------------
    Emmanuel Roman
    Individually and as attorney-in-fact for each of Noam Gottesman and Pierre Lagrange


The Powers of Attorney executed by Noam Gottesman and Pierre Lagrange, authorizing Emmanuel Roman to sign and file this Schedule 13D/A on each person's behalf, which were filed with the Schedule 13G filed with the Securities and Exchange Commission on December 15, 2006 by such Reporting Persons with respect to the common stock of Movado Group, Inc., are hereby incorporated by reference.